Exhibit 99.1

Large Clinical Study Demonstrates High Detection Rate and Ability to Monitor KRAS Mutations in Pancreatic Cancer Patients; Results Presented at 2016 AACR Pancreatic Cancer Meeting

92.9% of metastatic pancreatic cancer patients determined to be KRAS positive using Trovagene’s Precision Cancer Monitoring assay

SAN DIEGO, CA —  May 13, 2016 — Trovagene, Inc. (NASDAQ:  TROV), a developer of cell-free molecular diagnostics, announced today that clinical study results featuring the Company’s Precision Cancer Monitoring® (PCM) platform were presented at the 2016 AACR Special Pancreatic Cancer Meeting in Orlando, Florida. The poster, entitled Detection and Quantification of ctDNA KRAS Mutations from Patients with Unresectable Pancreatic Cancer, was presented by Fernando Blanco, Ph.D., medical science liaison at Trovagene.

Highlights from the poster include:

•                  Detection rate of circulating tumor DNA (ctDNA) KRAS in 210-patient study closely matches the published prevalence of KRAS mutations in pancreatic cancer (~90%)

•                  ctDNA KRAS levels can be used to distinguish between locally advanced and metastatic cancer (p<0.0001), suggesting an improved biomarker for disease differentiation

•                  Longitudinal monitoring of KRAS can be informative in determining responsiveness to therapy and to predict disease progression months in advance of imaging

•                  The dataset is the largest prospective study exploring ctDNA KRAS in unresectable pancreatic cancer

“In this data set, we have shown the ability to detect KRAS mutations in pancreatic cancer patients with high sensitivity from a liquid biopsy,” stated Julia Johansen, M.D., University of Copenhagen, Denmark and Lead Investigator. “The quantitative assessment of KRAS mutational load using ctDNA at baseline and over time has potential to become an important biomarker in the treatment of metastatic pancreatic cancer, given a high correlation to disease status and the reliability challenges with CA19-9, a biomarker often used in practice to monitor patients with metastatic cancer for progression.”

“This large prospective study demonstrates the high sensitivity of our KRAS assay, and the ability to determine mutational status without the need for tissue biopsy,” added Erlander. “Metastatic pancreatic cancer is among the most deadly cancer types, and our assay can assist physicians in determining the aggressiveness of a patient’s disease, and provide useful information such that therapy may be tailored accordingly.”

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About Pancreatic Cancer and KRAS Mutations

Pancreatic cancer is one of the deadliest human malignancies. According to the American Cancer Association, approximately 53,000 Americans will be diagnosed with pancreatic cancer this year, and roughly 42,000 will die from the disease. While little progress has been made in its treatment over the past several decades, advances in the understanding of the disease’s biology provide new potential opportunities for treatment. An estimated 90% of pancreatic cancers harbor somatic KRAS G12/G13 mutations. Such mutations are hallmarks of late-stage disease, and the presence of circulating tumor DNA (ctDNA) KRAS mutations at diagnosis has prognostic implications. Accurate identification of both the presence of ctDNA KRAS mutations and quantification of the number of ctDNA KRAS mutant copies could be an improved therapeutic response biomarker over CA19-9, which is known to be uninformative in certain patients with pancreatic cancer.

About Trovagene’s Precision Cancer Monitoring platform

Trovagene’s urine and blood-based BRAF, KRAS and EGFR oncogene mutation assays are now available to healthcare providers for detection and or monitoring of tumor dynamics in their patients before, during and after treatment. Physicians interested in utilizing these tests should contact Client Services at 888-391-7992. For more information, please visit www.trovagene.com/our-tests.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine.  The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s Precision Cancer Monitoring® platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that our Precision Cancer Monitoring® platform will be utilized by oncologists or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2015 and its other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts

Investor Relations	Media Relations
David Moskowitz Vice President, Investor Relations	Jody LoMenzo Corporate Practice Counsel
Trovagene, Inc.	Inventiv Health Public Relations
858-952-7593	212-364-0458
ir@trovagene.com	Jody.LoMenzo@inventivhealth.com